Exhibit 5.20

March 25, 2014

KB HOME

10990 Wilshire Boulevard

Los Angeles, California 900024

Re:	KB Home 4.75% Notes due 2019

Ladies and Gentlemen:

At the request of KB Home, a Delaware corporation (the “Company”), we have acted as special Colorado counsel to KB HOME Colorado Inc., a Colorado corporation (the “Colorado Guarantor”), in connection with the Company’s offer and sale of $400,000,000.00 in aggregate principal amount of the Company’s 4.75% Senior Notes due 2019 (the “Securities”), the offer and sale of which are registered on the Company’s Registration Statement on Form S-3 (File No. 333-176930) (as amended on February 1, 2012, January 22, 2013, October 15, 2013, March 19, 2014, the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated March 20, 2014 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein and (iii) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc., as the representatives of the several underwriters named in Schedule B thereto. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), and a Ninth Supplemental Indenture dated February 28, 2014 (the “Ninth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National

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Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ and Guarantors’ Officers’ Certificate dated March 25, 2014, establishing the form and terms of the Securities (the “Officers’ Certificate”). The Securities will be guaranteed by the Colorado Guarantor pursuant to the Indenture.

As counsel to the Colorado Guarantor, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Colorado Guarantor, including the resolutions of the Colorado Guarantor’s board of directors and other records relating to the authorization, sale, and issuance of the Securities, communications or certifications of public officials (including the CERTIFICATE OF GOOD STANDING for the Colorado Guarantor issued by the Secretary of State of the State of Colorado on March 14, 2014 (the “Good Standing Certificate”)), certificates of officers, directors and representatives of the Colorado Guarantor and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that:

1.	The Colorado Guarantor is a Colorado corporation duly formed and, based solely upon the Good Standing Certificate, validly existing and in good standing under the laws of the State of Colorado.

2.	The Colorado Guarantor has all requisite corporate power to enter into and perform its obligations under the Indenture and Officers’ Certificate.

3.	The Indenture and the Officers’ Certificate have been duly authorized, executed and delivered by the Colorado Guarantor.

Our opinion herein is expressed solely with respect to the laws of the State of Colorado and is based on these laws as in effect on the date hereof.

This opinion letter has been prepared in connection with the offer and sale of the Securities and speaks as of the date hereof. We undertake no obligation or responsibility to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Munger, Tolles &

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Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Very truly yours,

/s/ Fox Rothschild LLP